EXHIBIT (M)(II)

                                 WT MUTUAL FUND
                     AMENDED AND RESTATED DISTRIBUTION PLAN
                                     FOR THE
                               ROXBURY PORTFOLIOS
                                (CLASS B SHARES)

         The following Amended and Restated Distribution Plan (this "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act") by WT Mutual Fund (the "Fund") for Class B shares of the portfolios listed on Schedule A attached hereto, as it may be amended from time to time (each, a "Roxbury Portfolio"). This Plan was approved by a majority of the Fund's Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Fund (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan and any agreements related to it (the "non-interested trustees"), by votes cast in person at a meeting called for the purpose of voting on this Plan.

         In reviewing this Plan, the Fund's Board of Trustees considered the proposed schedule and nature of payments under this Plan and the Distribution Agreement entered into between the Fund and Provident Distributors, Inc. (it and any subsequent principal distributor of Class B shares of the Roxbury Portfolios are each referred to as a "Distributor") approved by the Board of Trustees concurrently with this Plan. The Board of Trustees concluded that the proposed compensation of the Distributor under this Plan for promotion and distribution of the Class B shares of each of the Roxbury Portfolios is fair and not excessive. Accordingly, the Board of Trustees determined that this Plan should provide for such compensation and that adoption of this Plan would be prudent and in the best interests of each of the Roxbury Portfolios and the Class B shareholders of each of the Roxbury Portfolios. Such approval included a determination that in the exercise of reasonable business judgment of the Board of Trustees and in light of the fiduciary duties of the Board, there is a reasonable likelihood that this Plan will benefit the Fund, each of the Roxbury Portfolios and the Class B shareholders of each of the Roxbury Portfolios.

The provisions of this Plan are:

Section I.

         The Fund shall pay, on behalf of each Roxbury Portfolio, to each Distributor of the Class B shares of such Roxbury Portfolio its Allocable Portion of a fee (the "Distribution Fee") in the amount of 0.75% per annum of the average daily net assets of the Fund attributable to the Class B shares of such Roxbury Portfolio as compensation for such Distributor's role in the distribution of such Class of shares of such Roxbury Portfolio. The Distributor may use such funds for advertising, marketing and distributing the Class B shares of such Roxbury Portfolio. Such fee shall be payable from the assets attributable to the Class B shares of such Roxbury Portfolio and shall be paid in monthly installments promptly after the last day of each calendar month.

         Each Distribution Agreement between the Fund, on behalf of each Roxbury Portfolio, and each Distributor, shall be in writing and shall provide that, notwithstanding anything to the contrary in this Plan or such Distribution
Agreement:

         A. The Distributor will have earned its Allocable Portion, as determined from time to time, of the Distribution Fee in respect of the Class B shares of such Roxbury Portfolio on the settlement date of the sale of each Class B share of such Roxbury Portfolio taken into account in determining such Allocable Portion at such time;


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         B. The Distributor's right to its Allocable Portion of the Distribution
         Fee that may arise in respect of a Class B share of any Roxbury Portfolio that has been sold by the Fund (and in respect of any shares
         thereafter   issued  directly  and  indirectly  as   reinvestments   of
         distributions and free exchanges of such share) shall not be terminated or modified in any manner (including, without limitation, by way of termination of this Plan, the Distribution Agreement or the role of such Distributor as principal distributor of the Class B shares of such Roxbury Portfolio or by a change in the rate of the Distribution Fee or in the conversion features of such shares) except (a) to the extent required by a change in the Act, Rule 12b-1 thereunder or the Conduct Rules of the National Association of Securities Dealers, in each case enacted or promulgated after September 30, 2000, or (b) by the full Board of Trustees acting in good faith after determining that such termination or modification is in the best interests of the Fund and the Class B shareholders of such Roxbury Portfolio, and then only so long as after the effective date of such modification or termination neither the Fund on behalf of such Roxbury Portfolio, nor any successor Fund or any Fund that acquires substantially all the assets of such Roxbury Portfolio, nor any Fund sponsor or affiliate thereof, pays, directly or indirectly, a higher fee for share distribution than the modified Distribution Fee or any fee or expense reimbursement for the provision of shareholder services, in each case in respect of the Class B shares or any substantially similar class of shares of such Roxbury Portfolio;

         C. The Fund will not take any action to waive or modify in any manner any contingent deferred sales charge ("CDSC") in respect of any Class B share of any Roxbury Portfolio after the date treated as the issue date of such share for purpose of determining the amount of the CDSC (the "Issue Date"), except such waivers as are required by the Fund's prospectus on the Issue Date for such share, or to terminate or modify in any manner such Distributor's right to its Allocable Portion of the CDSCs in respect of such share after the Issue Date of such share; and

         D. Such Distributor may assign, sell or pledge (collectively, "Transfer") its rights to its Allocable Portion of the Distribution Fees and CDSCs in respect of the Class B shares of any Roxbury
         Portfolio (but may not delegate such Distributor's duties and obligations pursuant hereto or pursuant to any Distribution Agreement in effect from time to time, if any, between each Distributor and the
         Fund), and the Fund shall pay to the assignee, purchaser or pledgee or any subsequent assignee, purchaser or pledgee of any thereof (collectively, "Transferees"), as third party beneficiaries, such Distributor's Allocable Portion of the Distribution Fees or CDSCs so transferred, and, the Fund's obligation to pay the same to such Transferees shall be absolute and unconditional (except as provided in clause B above) and shall not be subject to offset, counterclaim or defense, including without limitation, any of the foregoing based on the bankruptcy of such Distributor, provided that, no Transfer shall reduce or extinguish any claim of the Fund against such Distributor's assets not transferred to the Transferees.

         E. Each Distributor shall promptly notify the Fund in writing of each such Transfer by providing the Fund with the name and address of each such Transferee.

         F. Such Distribution Agreement may be terminated with respect to Class B shares of any or all Roxbury Portfolios at any time, without payment of any penalty, by vote of a majority of the non-interested trustees or by a vote of a majority of the outstanding Class B shares of such Roxbury Portfolio or Portfolios, respectively, on not more than sixty

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         (60)  days'  written  notice to each other  party to such  Distribution
         Agreement,    and   such   Distribution   Agreement   shall   terminate
         automatically in the event of its assignment (within the meaning of Rule 12b-1 under the Act), provided, however, that no such termination shall result in a termination of the Distributor's right to its Allocable Portion of the Distribution Fees or CDSCs earned prior to such termination and determined with reference to Class B shares of such Roxbury Portfolios sold by the Fund prior to such date (and in respect of any shares thereafter issued directly or indirectly as reinvestments of distributions and free exchanges of such Class B shares) except to the extent such termination is expressly permitted by clause B above.

         For purposes of this Plan, the term "Allocable Portion" shall mean, in respect of a Distributor, the portion allocated to such Distributor in accordance with allocation procedures, to which the Fund and such Distributor shall agree, which fairly allocate all Distribution Fees and CDSCs arising at any time in respect of the Class B shares of any Roxbury Portfolio among such Distributor and any other Distributors in proportion to the Class B shares of such Roxbury Portfolio outstanding at such time attributable to the respective efforts of each thereof.

Section II.

         In exchange for the fee payable under Section I of this Plan, each Distributor shall agree to incur distribution expenses with respect to the Class B shares of the Roxbury Portfolios. For purposes of this Plan, "distribution expenses" shall mean expenses incurred for distribution activities encompassed by Rule 12b-1 under the Act, which may include public relations services, telephone services, sales presentations, media charges, preparation, printing and mailing of advertising and sales literature, data processing necessary to support a distribution effort, printing and mailing prospectuses and reports used for sales purposes, as well as any sales commissions or service fees paid to broker-dealers or other financial institutions who have executed sales or service agreements with the Fund or such Distributor, which forms of agreements have been approved by a majority of the Board of Trustees, including a majority of the non-interested trustees, and who sell or provide support services in connection with the distribution of the Class B shares of the Roxbury Portfolios.

Section III.

         Nothing in this Plan shall operate or be construed to limit the extent to which the Roxbury Portfolios' investment manager (the "Manager") or any other person, other than the Fund, may incur costs and bear expenses associated with the distribution of the Class B shares of the Roxbury Portfolios.

         From time to time, the Manager may make payments to third parties out of its management fee, not to exceed the amount of that fee, including payments of fees for shareholder servicing and transfer agency functions. If such payments are deemed to be indirect financing of an activity primarily intended to result in the sale of Class B shares of the Roxbury Portfolios within the context of Rule 12b-1 under the Act, such payments shall be deemed to be authorized by this Plan.

Section IV.

         The persons authorized to make payments on behalf of the Fund pursuant to this Plan and the Distributor shall collect and monitor the documentation of payments made to each Distributor pursuant to Section I of this Plan and the distribution expenses incurred by such Distributor pursuant to Section II of this Plan. On a quarterly basis, such persons shall furnish to the Fund's Board of Trustees for their review a written report of such payments and expenses for the previous fiscal quarter, and they shall furnish the Board of Trustees with such other information as the Board may reasonably request in connection with the payments made under this Plan in order to enable the Board to make an informed determination of whether this Plan should be continued.

Section V.

         This Plan shall take effect on the 17th day of August, 2000.

         Unless sooner terminated pursuant to Section VI, this Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by a majority of the Fund's Board of Trustees, including a majority of the non-interested trustees, by votes cast in person at a meeting called for the purpose of voting on this Plan.

Section VI.

         This Plan may be terminated with respect to the Class B shares of any Roxbury Portfolio at any time by vote of a majority of the Fund's non-interested trustees, or by vote of a majority of outstanding Class B shares of such Roxbury Portfolio.

Section VII.

         This Plan and any agreement related to this Plan may not be amended to increase materially the amount to be spent by the Fund pursuant to Section I of this Plan with respect to the Class B shares of any Roxbury Portfolio without approval by a majority of the outstanding Class B shares of such Roxbury Portfolio.

Section VIII.

         All material amendments to this Plan or to any agreement related to this Plan shall be approved by a majority of the Fund's Board of Trustees, including a majority of the non-interested trustees, by votes cast in person at a meeting called for the purpose of voting on any such amendment.

Section IX.

         So long as this Plan is in effect, the selection and nomination of the Fund's non-interested trustees shall be committed to the discretion of such non-interested trustees.

                                         WT  MUTUAL  FUND,   on  behalf  of  the
                                         portfolios   listed   on   Schedule   A
                                         attached hereto

                                         By: _______________________________

                                         Name: _____________________________

                                         Title: _____________________________

Attest:

By:   _______________________________

Name:    _____________________________

Title:   _____________________________

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Effective as of November 1, 1999
Amended, effective as of February 25, 2000
Amended and Restated for all Roxbury Portfolios as of August 17, 2000

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                                   SCHEDULE A
                                       TO
                                 WT MUTUAL FUND
                     AMENDED AND RESTATED DISTRIBUTION PLAN
                                     FOR THE
                               ROXBURY PORTFOLIOS
                                (CLASS B SHARES)

                                PORTFOLIO LISTING

CLASS B SHARES OF:

Roxbury Large Cap Growth Fund
Roxbury Mid Cap Fund
Roxbury Science and Technology Fund
Roxbury Socially Responsible Fund

Dated:  August 17, 2000